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For Immediate Release

Sunesis Pharmaceuticals Reports Second Quarter 2007 Financial Results

South San Francisco, CA, August 2, 2007 - Sunesis Pharmaceuticals, Inc. (Nasdaq: SNSS), a clinical-stage biopharmaceutical company focused on the discovery, development and commercialization of novel small molecule therapeutics, today reported financial results for the quarter ended June 30, 2007. Total revenues for the second quarter were $3.3 million, with a net loss of $9.8 million. As of June 30, 2007, cash, cash equivalents and marketable securities totaled $65.2 million.

Second Quarter Highlights
♦
In June, Sunesis presented positive interim data from the company’s Phase 1 clinical trial of SNS-595 in patients with relapsed and/or refractory acute leukemias at the European Hematology Association (EHA) meeting. SNS-595 has demonstrated clinically important anti-cancer activity, including bone marrow blast reductions to less than five percent and complete remissions with and without complete platelet recovery among patients in both dosing schedules.

♦	In May, Sunesis achieved a $1 million milestone in its BACE collaboration with Merck & Co., Inc. resulting from the advancement of a preclinical candidate.
♦
In May, Sunesis raised net proceeds of $19.5 million through a public offering of 4,750,000 shares of common stock to fund clinical and preclinical development of the company’s product candidates, to discover additional product candidates and for general corporate purposes.

♦
Sunesis received a milestone payment in the form of a $375,000 convertible note from SARcode Corporation in June triggered by SARcode's selection of an LFA-1 inhibitor development candidate and the commencement of GLP toxicology studies.

♦
Non-clinical and clinical mechanism of action and pharmacokinetic data for SNS-032 were also presented at the EHA meeting demonstrating that SNS-032 has greater selectivity and cellular potency compared to other CDK-targeting agents. In addition, peripheral blood cells obtained from patients treated with SNS-032 in a Phase 1 solid tumor clinical trial showed CDK7 and CDK9 inhibition, as well as down-modulation of the survival signaling protein Mcl-1.

♦
At the American Association for Cancer Research (AACR) Annual Meeting in April, Sunesis reported non-clinical data showing that SNS-032, a potent, selective inhibitor of cyclin-dependent kinases (CDKs) 2, 7 and 9, blocks both the cell cycle and transcription to drive apoptosis in multiple myeloma cells.

♦	In April, Valerie L. Pierce joined the Sunesis senior management team as Senior Vice President, General Counsel and Corporate Secretary.

Update on Clinical Programs
In June and July, Sunesis commenced a comprehensive mid-year portfolio review of all ongoing clinical- and research-stage programs to prioritize and focus its efforts. As a step in this process, the company is providing updates today regarding its clinical development programs and the company’s strategy to advance SNS-595 efficiently to late-stage clinical trials.

SNS-595
♦
Sunesis’ highest priorities in its clinical development efforts are the advancement of SNS-595 in acute leukemias and ovarian cancer. This prioritization is based on an assessment of all of the information available to date on SNS-595’s positive clinical profile and input from clinical advisors, together with consideration of the commercial and regulatory landscape. With this increased focus, the company expects to begin enrolling patients in a registration trial in acute myeloid leukemia (AML) in 2008.

♦
In Sunesis’ Phase 1 clinical trial of SNS-595 among patients with acute leukemias, a dose-limiting toxicity has been observed in the twice-weekly dosing schedule at 50 mg/m2 and the company is enrolling additional patients at the expected maximum-tolerated dose of 40 mg/m2 twice-weekly. In the weekly dosing schedule, a maximum-tolerated dose has not yet been achieved, and dose escalation continues. Sunesis plans to present complete results from the Phase 1 trial at the American Society of Hematology (ASH) meeting in December.

♦	Sunesis expects to initiate an additional clinical study of SNS-595 in combination with cytarabine in acute leukemia this quarter.
♦
Sunesis continues to enroll patients in the first stage of its Phase 2 clinical trial of SNS-595 for ovarian cancer. Preliminary data indicate promising signs of anti-cancer activity, consistent with results observed among ovarian cancer patients in Sunesis’ Phase 1 clinical trial of SNS-595 in solid tumors. Data from the Phase 2 trial are expected to be reported at the AACR-NCI-EORTC International Conference in October.

♦
To date, activity has been observed in the Phase 2 small cell lung cancer trial at the 48 mg/m2 dose, including 16 patients with stable disease or minor responses and two patients with confirmed objective tumor responses out of 21 patients evaluated to date. In addition, SNS-595 has demonstrated better tolerability than expected in this patient population. Data from this study will be presented at ECCO 14, the European Cancer Conference, in September. Based on these findings and recent input received from clinical investigators and advisors, the company believes future evaluation of SNS-595 in small cell lung cancer at higher doses would be a rational next step in pursuing this indication. Given the priority to advance SNS-595 rapidly in its development as a therapy for acute leukemias and ovarian cancer, Sunesis has decided to suspend enrollment of its Phase 2 clinical trial of SNS-595 in platinum-sensitive small cell lung cancer. However, further studies in small cell lung cancer could be supported within the context of a future development partnership.

SNS-032
♦	Dose escalation continues in a Phase 1 safety trial of SNS-032 in patients with B-cell malignancies.

SNS-314
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Patient dosing is expected to begin this month in the company’s Phase 1 clinical trial of SNS-314, a targeted small molecule that potently inhibits Aurora kinase. The open-label, multi-center trial is designed to examine the safety and preliminary anti-tumor activity of SNS-314 and will enroll patients with advanced solid tumor cancers.

Financial Highlights
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Revenue from research collaborations totaled $3.3 million for the quarter ended June 30, 2007, compared to $6.7 million for the quarter ended June 30, 2006. This decrease in collaboration revenue was primarily due to the $4.25 million preclinical milestone earned in the BACE collaboration with Merck & Co., Inc. in June 2006.

♦
Research and development (R&D) expense was $9.7 million for the second quarter of 2007, compared to $8.8 million for the second quarter of 2006. This increase is due to expenses related to the development of our three lead drug candidates: SNS-595, SNS-032 and SNS-314.

♦
General and administrative (G&A) expense for the second quarter of 2007 was $4.0 million, compared to $3.2 million for the second quarter of 2006. The increase in G&A expense was due primarily to personnel expenses, non-cash stock-based compensation expense, an increase in office and facilities costs and certain costs related to being a publicly traded company.

♦	Sunesis reported a net loss of $9.8 million for the second quarter of 2007, compared to a reported loss of $4.5 million for the second quarter of 2006.
♦	Cash used in operating activities was $17.1 million for the six months ended June 30, 2007, compared to $11.5 million for the same six-month period in 2006.
♦	In the second quarter of 2007, Sunesis recorded non-cash stock compensation expense of $0.9 million.

Conference Call Information
Sunesis’ management will host a conference call to review the results of the quarter and to provide an update on the company’s business on Thursday, August 2 at 10:30 am EDT. Individual and institutional investors can access the call via (800) 479-9001 (U.S. and Canada) or (719) 457-2618 (international). To access the live audio webcast or the subsequent archived recording, visit the “Investors and Media - Calendar of Events” section of the Sunesis website at http://www.sunesis.com. Please log on to Sunesis' website several minutes prior to the start of the presentation to ensure adequate time for any software download that may be necessary.

About Sunesis Pharmaceuticals
Sunesis is a clinical-stage biopharmaceutical company focused on the discovery, development and commercialization of novel small molecule therapeutics for oncology and other serious diseases. Sunesis has built a broad product candidate portfolio through internal discovery and in-licensing of novel cancer therapeutics. Sunesis is advancing its product candidates through in-house research and development efforts and strategic collaborations with leading pharmaceutical and biopharmaceutical companies. For additional information on Sunesis Pharmaceuticals, please visit http://www.sunesis.com.

Safe Harbor Statement

This press release contains forward-looking statements including without limitation statements related to the safety and potential efficacy of SNS-595, SNS-032 and SNS-314, planned additional clinical testing and development efforts and the anticipated timing of the commencement and completion of clinical trials and the announcement of clinical results. Words such as "anticipates," "plans," "will," "optimistic," "is expected" and similar expressions are intended to identify forward-looking statements. These forward-looking statements are based upon Sunesis' current expectations. Forward-looking statements involve risks and uncertainties. Sunesis' actual results and the timing of events could differ materially from those anticipated in such forward-looking statements as a result of these risks and uncertainties, which include, without limitation, the risk that Sunesis' drug discovery and development activities could be halted significantly or delayed for various reasons, the risk that Sunesis' clinical trials for SNS-595, SNS-032 and SNS-314 may not demonstrate safety or efficacy or lead to regulatory approval, the risk that Sunesis' preclinical studies and clinical trials may not satisfy the requirements of the FDA or other regulatory agencies, risks related to the conduct of Sunesis' clinical trials and manufacturing of SNS-595, SNS-032 and SNS-314 and risks related to Sunesis’ need for additional funding. These and other risk factors are discussed under "Risk Factors" and elsewhere in Sunesis' annual report on Form 10-K for the year ended December 31, 2006 and other filings with the Securities and Exchange Commission. Sunesis expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in the company's expectations with regard thereto or any change in events, conditions or circumstances on which any such statements are based.

CONTACTS:
Investors	Media
Eric Bjerkholt, CFO	Karen L. Bergman or
Sunesis Pharmaceuticals, Inc.	Michelle Corral
650-266-3717	BCC Partners
650-575-1509 or 415-794-8662

Sunesis Pharmaceuticals, Inc.
Condensed Consolidated Statements of Operations

	Three months ended June 30,		Six months ended June 30,
	2007	2006	2007	2006
	(unaudited)		(unaudited)
Revenue:
Collaboration revenue	$1,229,167	$4,516,667	$1,458,334	$5,887,372
Collaboration revenue from related party	2,041,098	2,190,986	4,078,197	3,879,845
License revenue	-	-	250,000	-
Grant and fellowship revenue	-	-	-	37,901
Total revenues	3,270,265	6,707,653	5,786,531	9,805,118

Operating expenses:
Research and development	9,697,462	8,847,380	19,004,940	18,563,475
General and administrative	4,044,194	3,153,630	7,340,341	5,835,201
Total operating expenses	13,741,656	12,001,010	26,345,281	24,398,676

Loss from operations	(10,471,391)	(5,293,357)	(20,558,750)	(14,593,558)

Interest income	743,928	957,551	1,513,554	1,503,704
Interest expense	(44,308)	(162,103)	(96,351)	(387,655)
Other income (expense), net	188	2,003	927	3,893
Net loss	$(9,771,583)	$(4,495,906)	$(19,140,620)	$(13,473,616)

Basic and diluted net loss per share	$(0.31)	$(0.15)	$(0.63)	$(0.52)

Shares used in computing basic and diluted net loss per share	31,175,933	29,256,267	30,321,338	26,129,745

Sunesis Pharmaceuticals, Inc.
Condensed Consolidated Balance Sheets

	June 30,	December 31,
	2007	2006
ASSETS	(Unaudited)	(Note 1)

Current assets:
Cash and cash equivalents	$11,702,958	$6,075,449
Marketable securities	53,498,997	57,029,199
Prepaids and other current assets	1,439,214	1,082,817
Total current assets	66,641,169	64,187,465

Property and equipment, net	5,008,444	4,728,929
Deposits and other assets	359,974	359,974
Total assets	$72,009,587	$69,276,368

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
Accounts payable	$1,372,457	$2,477,656
Accrued compensation	2,229,293	2,323,742
Other accrued liabilities	3,209,400	961,766
Current portion of deferred revenue	1,802,144	2,260,478
Current portion of equipment financing	937,739	885,273
Total current liabilities	9,551,033	8,908,915

Non current portion of deferred revenue	268,161	1,143,159
Non current portion of equipment financing	1,305,124	955,695
Deferred rent and other non-current liabilities	1,585,719	1,464,902

Commitments

Stockholders' equity:
Common stock	3,431	2,944
Additional paid-in capital	319,300,467	298,073,896
Deferred stock compensation	(616,900)	(1,006,604)
Accumulated other comprehensive loss	(1,665)	(21,376)
Accumulated deficit	(259,385,783)	(240,245,163)
Total stockholders' equity	59,299,550	56,803,697

Total liabilities and stockholders' equity	$72,009,587	$69,276,368

Note 1:	The condensed balance sheet at December 31, 2006 has been derived from the audited financial statements at that date included in the Company's Form 10-K for the fiscal year ended December 31, 2006.

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